EXHIBIT 99.6

EQUITY COMMITMENT LETTER
June 15, 2020

Quantum Bloom Group Ltd

Address: Building 105, 10 Jiuxianqiao North Road Jia
Chaoyang District, Beijing 100015
People’s Republic of China
Attention: Mr. Jinbo Yao

Ladies and Gentlemen:
This letter agreement is being delivered by and sets forth the commitment of the undersigned (the “Sponsor”), on the terms and subject to the conditions contained herein, to purchase, directly or indirectly, certain equity interests of Quantum Bloom Group Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”).  It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among 58.com Inc. (the “Company”), Parent and Quantum Bloom Company Ltd, a direct wholly-owned Subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned Subsidiary of Parent.  Concurrently with the delivery of this letter agreement, Internet Opportunity Fund LP, Warburg Pincus China-Southeast Asia II (Cayman), L.P., Warburg Pincus China-Southeast Asia II-E (Cayman), L.P., WP China-Southeast Asia II Partners (Cayman), L.P., Warburg Pincus China-Southeast Asia II Partners, L.P., Warburg Pincus (Callisto) Global Growth (Cayman), L.P., Warburg Pincus (Europa) Global Growth (Cayman), L.P., Warburg Pincus Global Growth-B (Cayman), L.P., Warburg Pincus Global Growth-E (Cayman), L.P., WP Global Growth Partners (Cayman), L.P. and Warburg Pincus Global Growth Partners (Cayman), L.P. collectively, and Ocean Link Partners II, L.P. (each, an “Other Sponsor”) are entering into letter agreements substantially identical to this letter agreement (each, an “Other Sponsor Equity Commitment Letter”) committing to invest, directly or indirectly, in Parent.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.  For the purpose of this letter agreement, the term “person” shall have the meaning given to it in Section 9.03 of the Merger Agreement.
1.             Equity Commitment.
(a)          The Sponsor hereby commits and agrees, at or prior to the Effective Time, on the terms and subject to the conditions set forth herein, to purchase, or to cause the purchase of equity interests of Parent and to pay, or cause to be paid to Parent in immediately available funds an aggregate cash purchase price equal to $625,000,000 (the “Initial Equity Commitment”), which Parent shall use for the purpose of funding, to the extent necessary to fund, such portion of the Merger Consideration and such other amounts required to be paid by Parent pursuant to and in accordance with the Merger Agreement, together with related fees and expenses; provided, that the Initial Equity Commitment will automatically be increased upon an election by the Sponsor or an Affiliate of the Sponsor which is a Rollover Shareholder not to contribute to Parent some or all of its Rollover Shares pursuant to the Support Agreement, in an amount equal to the product of (a) the number of ADSs subject to such election and (b) the Per ADS Merger Consideration (the Initial Equity Commitment, as adjusted pursuant to this Section 1(a), the “Equity Commitment”); provided, further, that the Sponsor (together with its permitted assigns) shall not, under any circumstances, be obligated to contribute more than the Equity Commitment to Parent and the aggregate amount of liability of the Sponsor hereunder shall not exceed the amount of the Equity Commitment (the “Cap”).
(b)          The Sponsor may effect the funding of the Equity Commitment directly or indirectly through one or more direct or indirect Subsidiaries of the Sponsor or any affiliated investment fund or vehicles sponsored, advised or managed by the investment manager of the Sponsor or any Affiliate thereof or any other investment fund or person that is a limited partner of the Sponsor or of an Affiliate of the Sponsor or other Affiliates of the Sponsor.  The Sponsor will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to Parent, Merger Sub or any other person pursuant to the terms of this letter agreement.  The Equity Commitment under this letter agreement may be reduced in a manner determined in accordance with that certain interim investors agreement, dated as of the date hereof, entered into by and among Mr. Jinbo Yao, Internet Opportunity Fund LP, Polarite Gem Holdings Group Ltd, General Atlantic Singapore 58TP Pte. Ltd., Ocean Magical Site Limited, Parent and Merger Sub (the “Interim Investors Agreement”) in the event that Parent does not require all of the equity financing with respect to which the Sponsor has made the Equity Commitment in order for Parent to consummate the transactions contemplated by the Merger Agreement; provided that in no event may the Equity Commitment be reduced in a manner that would adversely affect the consummation of the transactions contemplated by the Merger Agreement.
2.            Conditions. The Equity Commitment shall be subject to (a) the satisfaction in full or waiver, if permissible (and in accordance with the Interim Investors Agreement), at or prior to the Closing, of each of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), (b) either the substantially contemporaneous consummation of the Closing or the obtaining by the Company in accordance with Section 9.08 of the Merger Agreement of a final and non-appealable order requiring Parent to cause the Equity Financing to be funded and to effect the Closing, (c) the Debt Financing and/or the Alternative Financing (if applicable) having been funded or will be funded at the Closing in accordance with the terms thereof if the Equity Financing is funded at the Closing, (d) the substantially contemporaneous funding to Parent of the contributions contemplated by the Other Sponsor Equity Commitment Letters, which Parent agrees shall not be modified, amended or altered in any manner adverse to the Sponsor without the Sponsor’s prior written consent, provided that the satisfaction or failure of the condition set forth in clause (d) shall not limit or impair the ability of Parent or the Company to seek enforcement of the obligations of the Sponsor under and in accordance with this letter agreement, if (x) Parent or the Company, as applicable, is also seeking enforcement of the Other Sponsor Equity Commitment Letters or (y) each Other Sponsor has satisfied or will satisfy its obligations with certainty under its Other Sponsor Equity Commitment Letter, and (e) the substantially contemporaneous consummation of the contribution of the Rollover Shares by the Rollover Shareholders pursuant to each of the Support Agreement and the Rollover Agreement or the applicable party thereto seeking enforcement of such Support Agreement or Rollover Agreement.
3.             Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, (i) the Sponsor is executing and delivering to the Company a limited guarantee related to certain payment obligations of Parent under the Merger Agreement (the “Limited Guarantee”) and (ii) each of the Other Sponsors is executing and delivering to the Company a limited guarantee substantially identical to the Limited Guarantee (each, an “Other Limited Guarantee” and collectively, together with the Limited Guarantee, the “Limited Guarantees”) relating to certain payment obligations of Parent under the Merger Agreement.  Other than as set forth herein (including, without limitation, the rights of the Company pursuant to Section 4 hereof) or with respect to the Retained Claims (as defined in the Limited Guarantee), (a) the Company’s remedies against the Sponsor under the Limited Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and the Guaranteed Party Related Persons (as defined in the Limited Guarantee) against the Sponsor or any of the Non-Recourse Parties (as defined in the Limited Guarantee) for any liability, loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity or otherwise) arising out of or relating to this letter agreement or the Merger Agreement, or of the failure of any of the transactions contemplated by any such agreement to be consummated or otherwise in connection with any of the transactions contemplated hereby and thereby or in respect of any other document or theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection with any such agreement, whether at law, in equity, in contract, in tort or otherwise, (whether or not Parent’s or Merger Sub’s breach is caused by the Sponsor’s breach of its obligations under this letter agreement); and (b) the Company and the Guaranteed Party Related Persons (as defined in the Limited Guarantee) shall not have, and they are not intended to have, any right of recovery against the Sponsor or any of the Non-Recourse Parties in respect of any liabilities or obligations arising out of or relating to, this letter agreement or the Merger Agreement, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement and whether or not Parent’s or Merger Sub’s breach is caused by the Sponsor’s breach of its obligations under this letter agreement, except for claims of the Company against the Sponsor pursuant to and in accordance with the Limited Guarantee.
4.             Enforceability; Third-Party Beneficiary.
(a)          This letter agreement may only be enforced by Parent (in its sole discretion); provided that, subject to Sections 4(b), 6 and 7, the Company will be entitled to enforce the rights granted to Parent to cause the Sponsor to fund the Equity Commitment in accordance with Section 1 of this letter agreement if, and only if, (i) all conditions in Sections 7.01 and 7.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being, and is reasonably expected to be satisfied at the Closing) have been satisfied in full or waived, if permissible, at the time when the Closing would have occurred in accordance with Section 1.02 of the Merger Agreement, (ii) Parent fails to consummate the Closing by the date that the Closing is required to have occurred pursuant to Section 1.02 of the Merger Agreement, (iii) the Debt Financing and/or Alternative Financing (if applicable) have been funded or all of the Debt Financing and/or Alternative Financing sources have irrevocably confirmed in writing that the Debt Financing and/or Alternative Financing will be funded at the

Closing on the terms set forth in the Debt Commitment Letters and/or, if applicable, the Alternative Financing Documents if the Equity Financing is funded at the Closing, (iv) the Company has confirmed in writing to Parent (and the Company shall not have delivered written notice purporting to revoke such notice) that (A) all conditions in Sections 7.01 and 7.02 of the Merger Agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being, and is reasonably expected to be satisfied at the Closing) or the Company is willing to waive such condition(s), (B) the Company stands ready, willing and able to consummate the Closing pursuant to Section 1.02 of the Merger Agreement and (C) if specific performance is granted and the Equity Financing and Debt Financing (and/or the Alternative Financing, if applicable) are funded, then the Closing will occur on the terms and conditions set forth in the Merger Agreement, (v) Parent (or any Affiliate thereof) has not paid the Parent Termination Fee (or any portion of such amount), and (vi) the Merger Agreement has not been terminated.  None of Parent’s, Merger Sub’s or the Company’s creditors or any provider or source of the Financing shall have the right to enforce this letter agreement or to cause Parent, Merger Sub or the Company to enforce this letter agreement against the Sponsor.
(b)          Subject to the terms and conditions set forth herein, the Company shall be entitled to specifically enforce Parent’s right to cause the Equity Commitment to be funded to Parent solely to the extent permitted under Section 4(a) and the Company shall not be a third party beneficiary for any purpose (including, without limitation, any claim for monetary damages hereunder or under the Merger Agreement) other than as specified in Section 4(a) hereof.  The Company hereby agrees that specific performance shall be its sole and exclusive remedy with respect to any breach by the Sponsor of this letter agreement and that the Company may not seek or accept any other form of relief that may be available for any such breach of this letter agreement (including monetary damages); provided, that, if the Company seeks specific performance for such breach of this letter agreement as permitted under Section 4(a), and a court of competent jurisdiction in a final, non-appealable determination as to the availability of specific performance does not specifically enforce the obligations of the Sponsor hereunder pursuant to any proceeding for specific performance brought against the Sponsor, then the Company shall have the right to seek the payments contemplated by, and subject to the terms and conditions of, Section 1 of the Limited Guarantee (subject to the limitations and conditions therein).  In addition, the Company shall, and shall cause each of its Affiliates to, cause any proceeding still pending to be dismissed with prejudice upon the earlier of (i) the consummation of the Closing by Parent or (ii) payment of the Parent Termination Fee pursuant to the Merger Agreement.
(c)           Notwithstanding anything to the contrary set forth herein, in no event shall the maximum amount of the liabilities of the Sponsor in the aggregate under this letter agreement exceed the Cap.
(d)          No party hereto may enforce the Sponsor’s obligations under this letter agreement without giving effect to the Cap.  Notwithstanding the foregoing, if the Company or any of its Affiliates asserts in any proceeding that the Cap on the Sponsor’s liabilities hereunder or the Cap (as defined in each Other Sponsor Equity Commitment Letter) on any Other Sponsor’s liabilities is illegal, invalid or unenforceable in whole or in part, then (i) the obligations of the Sponsor under this letter agreement shall terminate ab initio and be null and void, (ii) if the Sponsor has previously made any payments under this letter agreement, it shall be entitled to recover such payments, and (iii) the Sponsor shall not have any liabilities or obligations to any person under this letter agreement.
(e)           Each party hereto acknowledges and agrees that (i) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture, relationship, between or among any of the parties hereto, and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (ii) the obligations of the Sponsor under this letter agreement are solely contractual in nature.
(f)           The parties hereto agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth therein; provided that (i) the Company is a third-party beneficiary of this letter agreement to the extent and only to the extent of its rights specifically provided in Section 4(a) in accordance with, and subject to the terms of the Merger Agreement and this letter agreement; and (ii) the Non-Recourse Parties may rely upon and enforce the provisions of Section 3 and Section 12 hereof.  Except as expressly provided in the foregoing sentence, nothing in this letter agreement, express or implied, is intended to confer upon any person other than Parent or the Sponsor, or, except to the extent expressly provided herein, the Company or the Non-Recourse Parties, any rights or remedies under or by reason of this letter agreement.  In no event shall this letter agreement or the Equity Commitment to be funded hereunder be enforced by any person unless such person is also seeking enforcement of the Other Sponsor Equity Commitment Letters to the extent that any such Other Sponsor has not performed in full its obligations under its Other Sponsor Equity Commitment Letter.
5.             No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent and the Sponsor. Together with the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder), the Interim Investors Agreement, each Other Sponsor Equity Commitment Letter, the Limited Guarantee, each Other Guarantee (as defined in the Limited Guarantee), the Support Agreement, the Rollover Agreement, and the Confidentiality Agreement by and between each of Warburg Pincus Asia LLC, General Atlantic Singapore Fund Pte. Ltd. and Ocean Link Partners Limited, and the Company, each dated as of May 2, 2020, as amended, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsor or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby.  Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.
6.             Governing Law. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.
7.             Dispute Resolution.
(a)           Any disputes, actions and proceedings against any party or arising out of or in any way relating to this letter agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7(a) (the “Rules”).  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal.  In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.  The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
(b)           Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 7, any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules.  Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.
8.            Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.
9.             Counterparts. This letter agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
10.           Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Sponsor and Parent; provided, however, that each of the Sponsor and Parent may disclose the existence and content of this letter agreement to the Company, to their respective officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing (collectively, “Representatives”), to the Other Sponsors and their respective Representatives and to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger Agreement and the transactions contemplated thereby or in connection with any litigation relating to the Merger Agreement and the transactions contemplated thereby as permitted by or provided in the Merger Agreement and the Sponsor may disclose the existence and content of this letter agreement to any Non-Recourse Party which needs to know of the existence of this letter agreement and is subject to the confidentiality obligations substantially identical to the terms contained in this Section 10.
11.          Termination. This letter agreement and the obligation of the Sponsor to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing, at which time such obligation will be discharged but subject to performance of such obligation, (c) the Company or any of its Affiliates directly or indirectly (i) asserting a claim or initiate a proceeding against the Parent, the Merger Sub, the Sponsor, any Non-Recourse Party (as defined in the Limited Guarantee) in connection with or relating to this letter agreement, the Merger Agreement, the Limited Guarantee, or any of the transactions contemplated under the Merger Agreement (other than a claim seeking an order of specific performance of the Sponsor’s obligation to make the Equity Commitment in the circumstances provided for in Section 4(a), or seeking payment pursuant to the terms of a Limited Guarantee, or seeking specific performance pursuant to the Merger Agreement), or (ii) asserting that the Cap on Sponsor’s aggregate liabilities hereunder or the Cap (as defined in each Other Sponsor Equity Commitment Letter) on any Other Sponsor’s liabilities is illegal, invalid or unenforceable in whole or in part, and (d) any event which, by the terms of the Limited Guarantee, is an event which terminates the Sponsor’s liabilities under the Limited Guarantee.  Upon termination of this letter agreement, all rights and obligations of the Sponsor hereunder with respect to the Equity Commitment shall terminate, and the Sponsor shall not have any further liabilities hereunder.  Notwithstanding anything to the contrary in this letter agreement, the provisions set forth in this letter agreement that are for the benefit of any Non-Recourse Party (as defined in the Limited Guarantee) shall indefinitely survive any termination of this letter agreement.
12.          No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of the Equity Commitment provided herein, covenants, agrees and acknowledges that no person (other than the Sponsor or its successors or permitted assigns hereunder) shall have any liabilities or obligations hereunder or in connection with the transactions contemplated hereby and that, notwithstanding the fact that the Sponsor or any of its respective successors or permitted assigns may be partnerships, limited liability companies, corporations or other entities, Parent has no rights of recovery against, and no recourse hereunder or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any Non-Recourse Party, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise), by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party for any obligations or liabilities of the Sponsor or any of its successors or permitted assigns hereunder or any document or instrument delivered in connection herewith or in respect of any oral representation made or alleged to be made in connection herewith or therewith or for any proceeding (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or liabilities or their creation.
13.           Representations and Warranties. The Sponsor hereby represents and warrants to Parent that:
(a)           it has all necessary organizational power and authority to execute and deliver this letter agreement and perform its obligations hereunder;
(b)           the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership or corporate action (as applicable) by it;
(c)           this letter agreement has been duly and validly executed and delivered by the Sponsor and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law));
(d)          it will, at the Closing, have sufficient funds, available lines of credit, unfunded capital commitments that it is entitled to call to fulfill its Equity Commitment, or other sources of immediately available funds to fulfill its payment obligation of sum of the Equity Commitment and all of its other unfunded contractually binding equity commitments that are then outstanding;
(e)           at the Closing, the Equity Commitment is less than the maximum amount that the Sponsor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise;
(f)            no action, consent, permit, authorization by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor; and

(g)           the execution, delivery and performance of this letter agreement by the Sponsor do not (i) violate the organizational documents of the Sponsor, (ii) violate any applicable Law binding on the Sponsor or the assets of the Sponsor or (iii) conflict with any material agreement binding on the Sponsor.
14.          No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned (whether by operation of law, merger, consolidation or otherwise) or delegated, except that the Sponsor may assign or delegate all or a portion of its obligations to fund the Equity Commitment to any of the Sponsor’s Affiliates, limited partners of it or its Affiliates, or any affiliated investment fund or investment vehicle sponsored, advised or managed by the general partner or the investment manager of the Sponsor or any of its Affiliates thereof; provided, that (a) such assignee or delegate has certified in writing to Parent and the Company prior to such assignment that it agrees to accept and undertake any and all assigned obligations hereunder and that is capable of (i) making the representations and warranties set forth in Section 13 and (ii) performing all of its obligations hereunder, provided further, that any such assignment or delegation shall not relieve the Sponsor of its obligations under this letter agreement to the extent not performed by such Affiliate, limited partner, investment fund or investment vehicle.  Parent may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of Parent, without the prior written consent of the Sponsor.  The Company may not assign its rights without the prior written consent of Parent and the Sponsor.  Any transfer, assignment or delegation in violation of this Section 14 shall be null and void and of no force and effect.
15.          Interpretation.  Headings are used for reference purposes only and do not affect the meaning or interpretation of this letter agreement. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated.  The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.
16.          Severability.  Any term or provision of this letter agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction. If any provision of this letter agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
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Sincerely,

General Atlantic Singapore Fund Pte. Ltd.
By: Ong Yu Huat, Director
/s/ Ong Yu Huat

Quantum Bloom Group Ltd
By: Cheung Lun Julian CHENG, Director
/s/ Cheung Lun Julian CHENG

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